                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                             (Amendment No. _____)*



                          Physicians' Specialty Corp.
                   -----------------------------------------
                               (Name of Issuer)




                         Common Stock, par value $.001
                   -----------------------------------------
                        (Title of Class of Securities)




                                  718 934 10 2
                   -----------------------------------------
                                (CUSIP Number)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 5 Pages

CUSIP NO.   718 934 10 2                13G            PAGE   2   OF   5   PAGES

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Ramie A. Tritt, M.D.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,761,257
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,761,257
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               1,761,257
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [ X ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          27.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                               Page 3 of 5 Pages

Item 1(a).     Name of Issuer:

                    Physicians' Specialty Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                    1150 Lake Hearn Drive, Suite 640
                    Atlanta, Georgia 30342

Item 2(a).     Name of Person Filing:

                    Ramie A. Tritt, M.D.

Item 2(b).     Address of Principal Business Office or if none, Residence:

               See item 1(b) above

Item 2(c).     Citizenship:

                    United States

Item 2(d).     Title of Class of Securities:

                    Common Stock, par value $.001

Item 2(e).     CUSIP Number:

                    718 934 10 2

Item 3.        Not Applicable

Item 4.        Ownership:

           (a)  Amount Beneficially Owned: 1,761,257

               Excludes 2,684 shares of Common Stock which are held by
                Dr. Tritt's mother as custodian for Dr. Tritt's children.

           (b)  Percent of Class: 27.1%

                                                               Page 4 of 5 Pages

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 1,761,257
         (ii)  shared power to vote or to direct the vote: 0
         (iii) sole power to dispose or to direct the disposition of: 1,761,257
         (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities

               Not Applicable

Item 8.        Identification and Classification of Members of the Group

               Not Applicable

Item 9.        Notice of Dissolution of Group

               Not Applicable

Item 10.       Certification

               Not Applicable


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                                                               Page 5 of 5 Pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 1998

By:  /s/ Ramie A. Tritt, M.D.
     --------------------------------
     Ramie A. Tritt, M.D.